Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 866.974.7329

Exhibit 5.1
March 28, 2024
Amprius Technologies, Inc.
1180 Page Avenue
Fremont, California 94538

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by Amprius Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the registration of an aggregate of up to 5,329,392 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) up to 4,441,160 shares of Common Stock reserved for issuance pursuant to future awards granted under the Amprius Technologies, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) and (ii) up to 888,232 shares of Common Stock reserved for issuance pursuant to the Amprius Technologies, Inc. 2022 Employee Stock Purchase Plan (together with the 2022 Plan, the “Plans” and each, a “Plan”).

It is our opinion that the Shares, when issued and sold in the manner referred to the applicable Plan and pursuant to the agreements, if any, that accompany such Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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